EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2018 Results and Provides Corporate Update

Announces Appointments of Michael Pehl as President and Chief Executive Officer and Brendan Delaney as Chief Commercial Officer

Late-breaker abstract on Updated Phase 2 Results of IMMU-132 in Patients with mTNBC Accepted for Oral Presentation at the 2017 San Antonio Breast Cancer Symposium

Confirmatory Phase 3 ASCENT Trial with IMMU-132 for mTNBC Open to Enrollment and First Patient Dosed

Following Successful pre-BLA meeting with the FDA, Remains on Track to Submit BLA for accelerated approval as Planned In the First Quarter

Reached Settlement Agreement to, Among Other Terms and Conditions, Resolve Litigation Related to the Proxy Contest

MORRIS PLAINS, N.J., Nov. 09, 2017 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ:IMMU) (“Immunomedics” or the “Company”) today reported financial results for the first quarter ended September 30, 2017. The Company also highlighted recent key progress and planned activities for its IMMU-132 development program. Please refer to the Company’s Quarterly Report on Form 10-Q filed today with the SEC for more detail on the Company’s financial results.

Dr. Behzad Aghazadeh, Chairman of the Board of Directors, stated, “During the quarter and over the course of the year, we have made significant progress toward preparing a BLA for accelerated approval of IMMU-132, our breakthrough therapy candidate for the treatment of late-stage metastatic triple-negative breast cancer (mTNBC). IMMU-132 has shown a remarkable response rate in patients and we remain sharply focused on bringing this promising treatment to market as soon as possible. Notably, in the quarter, we completed a number of successful meetings with the FDA including a CMC and a pre-BLA meeting, where we received positive feedback on our proposed submission plans. As such, we remain on track to meet our stated goal of submitting our BLA filing in the first quarter.”

In a separate release today, Immunomedics also announced that its Board of Directors has voted to appoint Michael Pehl as President and Chief Executive Officer (“CEO”), effective December 7, 2017. Mr. Pehl has also been appointed to the Board of Directors, effective as of the commencement date of Mr. Pehl’s employment. Immunomedics additionally announced that Brendan Delaney has been appointed Chief Commercial Officer (“CCO”), effective November 10, 2017. Michael Garone, current Chief Financial Officer (“CFO”) and Interim CEO, will resume his role as CFO upon the commencement of Mr. Pehl’s tenure.

Dr. Aghazadeh added, “We are thrilled to have found in Mr. Pehl the right leader to guide the next phase of transformation for Immunomedics. His track record of successfully navigating the approval and commercialization of breakthrough oncology drugs is exemplary. Further, we are confident that we are adding someone with the strategic vision, operational expertise, execution ability, and capacity for communication across various stakeholders to help us maximize the value of IMMU-132 and the broader pipeline for both patients and investors.

“The addition of Mr. Delaney in the role of CCO is also a major step forward, as he is one of the top commercial leaders in the marketplace. His experience managing cross-functional teams and successfully launching high-value oncology drugs will be key as we continue the evolution of Immunomedics into a commercial-stage biotechnology company.”

Mr. Pehl most recently served as President, Hematology & Oncology, at Celgene Corporation (“Celgene”), and prior to that was Head of Global Marketing for the Company in both the United States and in Europe. Mr. Delaney was most recently at Celgene where he served as Vice President, U.S. Commercial Hematology Oncology. For additional information on their backgrounds, the full release on their appointments can be found here: http://www.immunomedics.com/pdfs/news/2017/pr11092017.pdf.

Recent Program Highlights for IMMU-132

  In September, Immunomedics presented results of IMMU-132 in metastatic urothelial cancer who have relapsed or are refractory to chemotherapies and immune checkpoint inhibitors (IOs), at the European Society for Medical Oncology 2017 Congress (ESMO). The confirmed objective response rate (ORR) among 41 intention-to-treat patients was 34%, including two confirmed complete responses and 12 confirmed partial responses. For the 14 patients who progressed after prior IO therapy, the confirmed ORR was 29%.

  In October, Immunomedics opened the ASCENT trial; the Phase 3 confirmatory trial of IMMU-132 in patients with mTNBC, and first patient has been dosed.

  In November, the abstract on updated results from the Phase 2 study of IMMU-132 in patients with mTNBC was accepted for an oral presentation at the 2017 San Antonio Breast Cancer symposium (SABCS).

  In November, a second abstract on the Phase 3 ASCENT trial design has also been accepted for poster presentation at the same SABCS conference.

Balance Sheet Improvement

  On September 21, 2017, Immunomedics completed the exchange of $80 million in aggregate principal amount of our 4.75% Convertible Senior Notes due 2020 (Convertible Senior Notes) for newly issued shares of our common stock, pursuant to privately negotiated exchange agreements entered into between the Company and a limited number of holders of the Convertible Notes.

Litigation Update

  On November 2, 2017, Immunomedics, venBio Select Advisor LLC, a Delaware limited liability company, Dr. David M. Goldenberg, a director of the Company and the Company’s Chief Scientific Officer and Chief Patent Officer, Ms. Cynthia L. Sullivan, a director of the Company and the Company’s former President and Chief Executive Officer, Mr. Brian A. Markison, a director of the Company, and Greenhill & Co., Inc. and Greenhill & Co., LLC, entered into a stipulation and agreement of settlement, compromise, and release (the “Settlement Agreement”). The terms and conditions of the Settlement Agreement reflect the terms and conditions of the binding settlement term sheet entered into on May 3, 2017, by and among the Company, venBio, Goldenberg, Sullivan and Markison, in order to resolve certain legal actions. Please refer to the Company’s Current Report on Form 8-K filed on November 8, 2017 with the SEC for more detail on the Settlement Agreement.

  As part of the agreement, Dr. Goldenberg will remain a director of the Company while stepping down from his role as Chief Scientific Officer and Chief Patent Officer.

Dr. Aghazadeh added, “We would like to thank Dr. Goldenberg and Ms. Sullivan for all of their contributions and look forward to continuing to work with Dr. Goldenberg in his capacity as a director. With this litigation behind us, we can now fully turn our attention to bringing IMMU-132 to market, and positioning the business for the next phase of growth and building out the leadership of the organization.”

First Quarter Fiscal 2018 Results

Total revenue was $0.7 million for both quarters ended September 30, 2017 and September 30, 2016.

Total costs and expenses for the first quarter ended September 30, 2017 were $22.3 million, compared to $15.7 million for the same quarter in fiscal 2017, an increase of approximately 42%. The increase was due primarily to a $4.0 million increase in general and administrative expenses related to professional and legal fees, due primarily to the Company’s proxy contest in fiscal 2017, strategic planning activities, and increased associated legal expenses; and a $2.8 million increase in research and development expenses related to increased number of staffing for the preparation of regulatory submission and launch of IMMU-132 in the United States, including preparing and filing the BLA with the FDA, initiating the Phase 3 ASCENT clinical trial for mTNBC, and continuing large scale manufacturing and process validation.

The Company recognized $86.4 million in non-cash expense during the first quarter ended September 30, 2017, due to the increase in the fair value of warrant liabilities resulting from the increase in the share price of the Company’s stock during the quarter. The Company also recognized a $13.0 million non-cash loss on induced exchanges of debt related to the Convertible Senior Notes. There was no warrant-related expense in fiscal 2017.

Interest expense related to the Convertible Notes was $2.6 million for the first quarter ended September 30, 2017, compared to $1.4 million for the same quarter in fiscal 2017, an increase of approximately 86%. The increase was due primarily to a $1.4 million increase in the amortization of debt issuance costs related to the Convertible Notes exchange.

Net loss attributable to stockholders was $118.7 million, or approximately $0.97 per share, for the first quarter ended September 30, 2017, compared to $16.2 million, or approximately $0.17 per share, for the same quarter in fiscal 2017, an increase of approximately 633%. The increase was due primarily to the warrant- and Convertible Senior Notes-related non-cash expense/loss of approximately $99.6 million; an increase in general and administrative expenses as well as research and development expenses; and the increase in the amortization of the debt issuance costs, offset partially by the receipt of $4.4 million in non-recurring insurance reimbursement related to legal costs incurred from the fiscal 2017 proxy contest.

Cash, cash equivalents, and marketable securities totaled $139.6 million as of September 30, 2017.

Michael R. Garone, CFO and Interim CEO, stated, “Our prudent financial management has enabled us to solidify a cash runway for at least the next twelve months – supporting our plan to prepare for the regulatory submission and launch of IMMU-132 for patients with mTNBC in the United States. This includes preparing and filing the BLA with the FDA as planned in the first quarter, conducting the Phase 3 ASCENT clinical trial for mTNBC, and continuing large scale manufacturing and process validation. We look forward to sharing the results from our single-arm Phase 2 study with IMMU-132 in mTNBC at SABCS.”

Conference Call
The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss financial results for the first quarter of fiscal year 2018, and review key clinical developments and planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 7899497. The conference call will be webcast via the Investors page on the Company’s website at www.immunomedics.com/investors.shtml. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for 30 days through December 8, 2017.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ most advanced product candidate is IMMU-132 (sacituzumab govitecan), an antibody-drug conjugate that has received Breakthrough Therapy Designation from the FDA for the treatment of patients with metastatic triple-negative breast cancer who have failed at least two prior therapies for metastatic disease. Immunomedics’ primary goal is to bring IMMU-132 to market for the benefit of patients and the creation of stockholder value. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements
This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, out-licensing arrangements, forecasts of future operating results, potential collaborations, and capital raising activities, timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com

Media/Investor Contact:
Dan Zacchei / Josh Hochberg
Sloane & Company
212-486-9500
Dzacchei@sloanepr.com
Jhochberg@sloanepr.com

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2017	2017
ASSETS
Current Assets:
Cash and cash equivalents	$42,959,290	$43,393,570
Marketable securities	96,675,151	111,508,225
Accounts receivable, net of allowance for doubtful accounts	427,177	488,723
Inventory	527,685	580,016
Other receivables	27,371	13,428
Prepaid expenses	5,109,855	891,284
Other current assets	1,637,356	422,916
	147,363,885	157,298,162

Property and equipment, net	5,965,459	5,245,230
Other long-term assets	30,000	30,000

	$153,359,344	$162,573,392

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses	$33,397,939	$31,366,976
Deferred revenues	154,173	170,967
Other liabilities	1,699,206	1,708,272
Warrant liabilities	165,842,874	90,706,206
Convertible senior notes - net	19,653,335	98,084,219
Stockholders' deficit	(67,388,183)	(59,463,248)

	$153,359,344	$162,573,392

Condensed Consolidated Statements of Operations

	Three Months Ended
	September 30,
	2017	2016
Revenues:
Product sales	$526,388	$597,514
License fee and other revenues	1,095	15,107
Research & development	163,007	129,185
Total Revenues	690,490	741,806
Costs and Expenses	22,288,111	15,688,409
Operating Loss	(21,597,621)	(14,946,603)
Fair market value adjustment of warrant liability	(86,378,330)	-
Conversion of senior notes to share of common stock	(13,005,329)	-
Interest (Expense) and Other Income	(2,147,041)	(1,282,290)
Insurance reimbursement	4,366,137	-
Loss before Income Tax Benefit	(118,762,184)	(16,228,893)
Income Tax (Expense) Benefit	-	-
Net Loss	(118,762,184)	(16,228,893)
Less Net Loss attributable on noncontrolling interest	(17,636)	(31,045)
Net Loss attributable to Immunomedics, Inc. stockholders	$(118,744,548)	$(16,197,848)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.97)	$(0.17)

Weighted average number of common shares outstanding (basic and diluted):	122,550,144	95,883,729